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                                                                       Exhibit H

                                     FORM OF

                      CLASS L SHAREHOLDER SERVICE AGREEMENT

                                     Between

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

                                       and

                         MASSMUTUAL INSTITUTIONAL FUNDS
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                      CLASS L SHAREHOLDER SERVICE AGREEMENT

      This CLASS L SHAREHOLDER SERVICE AGREEMENT is being entered into as of the 3rd day of May, 1999 between MassMutual Institutional Funds (the "Trust"), in respect of the classes of shares of its Funds set forth on Schedule A hereto, and Massachusetts Mutual Life Insurance Company (the "Service Agent"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. Pursuant to the terms of this Agreement, the Service Agent, itself, or through other financial institutions or other intermediaries, will provide shareholder support services (including personal services and the maintenance of shareholder accounts) to the Trust and the holders of the classes of shares of its Funds set forth on Schedule A hereto. These services shall include, but are not limited to, the following functions: providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain shareholder accounts and records; assisting in providing investment advice or recommendations regarding Fund shares; providing information periodically to shareholders showing their positions in a Fund's shares; delivery of current Trust prospectuses, reports, notices, proxies, and proxy statements and other informational materials; processing purchase and redemption transactions; processing dividend payments; providing support services, including providing information about the Trust and its Funds and answering routine shareholder inquiries regarding the Trust and its Funds; assisting shareholders in changing dividend options, account designations, and addresses; training personnel to provide such services; and providing such other shareholder services as the Trust reasonably requests.

      2. To compensate the Service Agent for the services it provides and the expenses it bears hereunder, the Trust will, on behalf of each Fund listed on Schedule A, pay the Service Agent a service fee (the "Service Fee") accrued daily and paid promptly (but in any event within three business days) after the last day of each calendar month, at the applicable annual rate set forth on Schedule A of the average daily net assets of the class or classes of shares of such Funds listed on such Schedule A (determined as provided from time to time in the prospectus of the Trust or as otherwise specified from time to time by the Board of Trustees). The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time. The Service Agent may retain such other financial institutions or other intermediaries as it deems necessary to aid it in the provision of the shareholder support services required to be provided hereunder, and in connection with any such retention may compensate such financial institutions or other intermediaries as it deems appropriate. In no event, however, will the Trust have any liability for payment of the Service Fee to any person other than the Service Agent.

      If this Agreement is terminated as of any date not the last day of a calendar month, then the fee payable to the Service Agent shall be paid promptly (but in any event within three business days) after such date of termination.

      3. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Agreement is approved at least annually by the Trustees, including a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Trustees").

      4. Notwithstanding paragraph 3, this Agreement may be terminated at any time, without the payment of any penalty, by the Service Agent, on the one hand, or by the vote of a majority of the Disinterested Trustees, on the other, on not more than thirty (60) days written notice.

      5. Any agreement entered into pursuant to this Agreement shall be in writing and shall be subject to termination as provided in Section 4.
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      6. This Agreement may be amended at any time (including for the purpose of making modifications to Schedule A hereto) by a written instrument executed by the Service Agent and the Trust.

      7. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

      8. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or holders of beneficial interest in the Trust individually but are binding only upon the assets and property attributable to the respective classes of shares of the respective Funds indicated on Schedule A.

      Witness the due execution hereof this 3rd day of May, 1999.

MASSMUTUAL INSTITUTIONAL FUNDS

By: /s/ Stuart H. Reese
    ---------------------------------------
    Name:  Stuart H. Reese
           --------------------------------
    Title: President
           --------------------------------


MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ John V. Murphy
    ---------------------------------------
    Name:  John V. Murphy
           --------------------------------
    Title: Executive Vice President
           --------------------------------
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                                   SCHEDULE A

Class L Shares of the following Funds:                            Annual Rate
--------------------------------------                            -----------

MassMutual Prime Fund                                             0.15%
MassMutual Short-Term Bond Fund                                   0.15%
MassMutual Core Bond Fund                                         0.15%
MassMutual Balanced Fund                                          0.15%
MassMutual Core Equity Fund                                       0.15%
MassMutual Small Cap Value Equity Fund                            0.15%
MassMutual International Equity Fund                              0.15%
MassMutual Indexed Equity Fund                                    0.15%
MassMutual Diversified Bond Fund                                  0.15%
MassMutual Growth Fund                                            0.15%
MassMutual Mid Cap Growth Equity Fund                             0.15%
MassMutual Small Cap Growth Equity Fund                           0.15%